Exhibit 10(a)17
SOUTHERN COMPANY
OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF TERMS
PERFORMANCE SHARE AWARD

A Performance Share Award is subject to the following terms and conditions:

1.
Award: A target number of units (“Performance Shares” or “Performance Share Awards”) are awarded by the Compensation and Management Succession Committee (“Committee”) of The Southern Company (“Company”) board of directors which provides an opportunity to earn an award over a designated Performance Period if certain performance goal measures are met as set forth in Exhibit 1 attached hereto. Performance Share Awards are governed by the Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (“Plan”).

2.
Terms and Conditions: The Performance Share Program Design Details (the “Design Details”), an administrative document adopted by the Committee which is set forth at https:/mysource.southernco.com, contains additional provisions that apply to Performance Share Awards. Additionally, Performance Share Awards are subject to all of the terms and conditions set forth in the Plan and any other administrative documents adopted by the Committee. If there is any inconsistency between the key terms herein and the terms of the Plan or any administrative document adopted by the Committee, the Plan’s terms and the administrative document’s terms will supersede and replace the conflicting terms of this Form of Terms.

3.
Number of Target Performance Shares: A target number of Performance Shares awarded to a participant shall be determined by the Committee and allocated among the goals established by the Committee as described in Exhibit 1. The target number of Performance Shares granted will be treated as if dividends are paid and reinvested throughout the Performance Period.

4.	Performance Period: The period during which the performance goal measures apply (“Performance Period”) shall be determined by the Committee at the time awards are made to participants.

5.
Performance Goal Measures: The performance goal measures will be established by the Committee early in the first year of the Performance Period. At the end of the Performance Period, Employee shall receive between 0% and 200% of the Performance Share Award, as adjusted to reflect deemed dividend reinvestment, depending on Company performance measured against certain performance goals approved by the Committee as described in Exhibit 1. Prior to the final payout, the Committee shall certify that the requirements necessary to receive a payout under each performance goal have been met. Each goal result will be determined and a payout percentage determined. Payout for performance between points is interpolated on a straight-line basis.

6.
Vesting. The Performance Share Award does not vest until the last day of the Performance Period (Vesting Date). Employee must be employed on the Vesting Date to receive payment, except in the case of death (prorated based on the months of actual employment during the Performance Period) or retirement (no proration). Termination for cause (as defined in the Plan) creates an exception to the vesting rule. Termination for cause (as defined and determined by the Committee) results in forfeiture of any unpaid award, even if vested. See the Design Details for additional information on the impact of certain employment events on the vesting of Performance Share Awards.

7.
Form and Timing of Payout: Performance Share Awards will be paid in unrestricted shares of common stock of the Company (“Common Stock”) as soon as practical following the end of the Performance Period (but in no event later than March 15 immediately following the end of the Performance Period). The value of the Common Stock transferred to a participant for purposes of tax calculations will be determined based on the market price at that time. If the payout date is on a day the New York Stock Exchange is closed, then the market price on the next following business day will be used. The Performance Share Award payout is subject to withholding taxes and thus the actual number of shares a participant may receive will be reduced by the number of shares reflecting the amount of withholding taxes.

8.	Deferral of Payout. Participants in the Southern Company Deferred Compensation Plan may not defer receipt of Performance Share Award payouts.

9.
Transferability and Share Ownership. Performance Shares are not transferable or assignable in any manner. A participant is not considered to own any shares of Common Stock based on the Performance Share Award until after performance is measured following the end of the Performance Period and the Performance Shares vest and Common Stock is issued to a participant.

10.
No right to employment. Neither a Performance Share Award nor this Form of Terms creates any right to employment or continuation of current employment or the right to any future awards under the Plan. No provision of this Form of Terms shall be construed to affect in any manner the existing rights of the Company or its affiliates to suspend, terminate, alter or modify, whether or not for cause, the Employee’s employment relationship with the Company or its affiliates.

11.
Impact on other plans. Neither the Performance Share Award nor the final payout of the Performance Share Award in Common Stock is considered “Compensation” for purposes of the Southern Company Employee Savings Plan or ‘Earnings” as defined in The Southern Company Pension Plan. Payments to Employee shall not be considered wages, salary or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provide otherwise.

Exhibit 1 - Performance Goals

1.
Performance Measures. The ultimate amount of Common Stock earned by Employee under this Performance Share Award is based on the achievement of three separate performance goals established by the Committee.

a.
Company Relative Total Shareholder Return (TSR) measures Company stock price performance plus dividends relative to a peer group approved by the Committee. Relative TSR performance accounts for 50% of Employee’s target number of Performance Shares granted.

b.	Company Earnings Per Share (EPS) measures cumulative EPS throughout the performance period. EPS performance accounts for 25% of Employee’s target number of Performance Shares granted.

c.
Return on Equity (ROE) measures the equity-weighted ROE of the traditional operating companies of the Company during the performance period. ROE performance accounts for 25% of Employee’s target number of Performance Shares granted.

2.
Credit Quality Threshold Goals. The EPS and ROE goals described above are both subject to credit quality threshold goals established by the Committee at the time of the grant. If, at the end of the performance period, the credit ratings for the Company, Alabama Power Company and Georgia Power Company are below specified levels approved by the Committee, there will be no payout associated with either the EPS or the ROE goals.